EXHIBIT 16.1
COMISKEY & COMPANY
789 Sherman Street, Suite 385
Denver CO 80203
Phone: (303)-830-2255
Fax: (303)-830-0876

October 24, 2005

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.
USA 20549

Dear Sir and/or Madam:

We have read the statements that we understand OSK Capital III Corp. will include under Item 4.01 of the Form 8-K it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with the other statements made under Item 4.01.


Yours truly,

/s/ Comiskey & Company
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COMISKEY & COMPANY
Professional Corporation

cc:  OSK Capital III Corp.